Exhibit 10.2

                             Supreme Holdings, Inc.
                        3027 Marina Bay Drive - Suite 105
                 League City, Texas 77573 Telephone 713-621-4799


June 3, 2004

United Managers Group, Inc.
12001 Network, Building F
Suite 200
San Antonio, Texas 78249

Gentlemen,

This letter agreement is intended to set out certain agreements and understandings between Supreme Holdings, Inc. ("Supreme") and United Managers Group, Inc. ("UMG"). It is agreed and understood between the parties that Supreme executed a promissory note (the "Note") in favor of UMG in the original sum of up to $2,000,000.00 on April 15, 2003. The Note had a maturity date of April 15, 2004. In February 2004, the parties agreed to exchange the amount of all sums due under the Note for shares of Series A Cumulative Convertible Preferred Stock ("Series A Stock") having a face value of $100.00 per share. By resolution of the Board of Directors of Supreme, two blocks of Series A Stock were issued to UMG, totaling 27,191 shares and representing $2,719,100.00 of advances by UMG to Supreme. UMG continues to make advances to Supreme and desires to do so under the terms of the Note.

UMG hereby agrees that the Maturity Date of the Note, as set forth therein is extended to April 15, 2005. Supreme hereby agrees that it shall be bound by all of the terms of the Note, as extended.

If the foregoing correctly reflects your understanding of our agreements, please so indicate by executing two (2) copies of this letter agreement in the space provided below. Retain one (1) copy for your files and return one (1) copy to the undersigned.

Very truly yours,

Supreme Holdings, Inc.


         /s/ Charles T. Phillips
-----------------------------------------------------
Charles T. Phillips, President and CEO

AGREED and ACCEPTED
This 3rd day of June, 2004.


United Managers Group, Inc.


         /s/ Charles E. Pircher
-----------------------------------------------------
Charles E. Pircher, General Manager